Exhibit 99.1

(AMEX:GTA)

AT THE COMPANY
Michael C. Pearce
President and Chief Executive Officer
(843) 723-4653

FOR IMMEDIATE RELEASE
February 1, 2008

GOLF TRUST OF AMERICA, INC. ANNOUNCES

LITIGATION SETTLEMENT AGREEMENT

CHARLESTON, SC, February 1, 2008 — Golf Trust of America, Inc. (AMEX:GTA - News) (the “Company”) announced today that the Company entered in to a settlement agreement  effective the 31st day of January, 2008, by and among Larry D. Young, Danny L. Young, Kyle N. Young, The Young Family Irrevocable Trust, and The Legends Group, Ltd. (collectively,  “Legends “) and Golf Trust of America, Inc., W. Bradley Blair, II, and Scott D. Peters (collectively,  “GTA”.)

As a result, Golf Trust of America, Inc. will receive consideration from Mr. Larry D. Young in the form of (i) rights to full ownership and unencumbered title to 118.67 acres of land in Charleston County, South Carolina and (ii) a promissory note in the principal amount of $3,876,856, which outstanding balance will be considered satisfied in full upon timely remittance of the initial $500,000 of scheduled payments.

“We are pleased to achieve final resolution of a legal proceeding that has been outstanding since March of 2004,” said Michael C. Pearce, Chairman and Chief Executive Officer of Golf Trust. “Current management is committed to expeditiously resolving legacy issues as we focus on an exciting future. An assessment of value-creating uses of the obtained acreage is well underway”.

Additional details of the settlement agreement may be found in an accompanying Form 8-K filed with the Securities and Exchange Commission.

Golf Trust of America, Inc. was formerly a real estate investment trust.  From May 22, 2001 to November 8, 2007, the Company was engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders.   Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com.

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The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company also wishes to advise readers that the factors listed above and other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.